EXHIBIT 107

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Aggregate Offering Price Per Share(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.01 par value per share	Rules 457(c) and 457(h)	175,000	$27.735	$4,853,625.00	$110.20 per $1,000,000 (or $0.00011020)	$534.87
Total Offering Amounts							$4,853,625.00
Total Fees Previously Paid							̶
Total Fee Offsets							̶
Net Fee Due							$534.87

(1) Together with an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the Premier Financial Corp. Employee Share Purchase Plan as a result of a stock split, stock dividend, or similar adjustment of the outstanding common stock of Premier Financial Corp. pursuant to 17 C.F.R. Section 230.416(a) under the Securities Act of 1933, as amended (the “Securities Act”).

(2) Estimated solely for the purpose of calculating the registration fee pursuant to paragraphs (c) and (h)(1) of Rule 457 under the Securities Act. Based on the average of the high and low prices of the Registrant’s common stock as reported on the NASDAQ Global Select Market on November 3, 2022.